April 11, 2016
Re: Employment Offer
Dear David:
This employment offer supersedes and amends the employment offer provided to you on November 15, 2015. On behalf of Red Lion Hotels Corporation (RLHC), we are delighted to offer you the position of Interim Chief Financial Officer effective April 11, 2016. The following outlines the employment package for your position.  If these terms are satisfactory, please accept this letter as indicated below on or before April 12, 2016.
ASSUMPTION OF DUTIES: You will assume these duties as of April 11, 2016 until the appointment of a Chief Financial Officer for RLHC. At that time, you will resume your position as VP of Accounting, Tax and External Reporting.  You will report to the CEO as interim CFO, and your work location will be the RLHC Spokane Corporate Office.
COMPENSATION:  Your annual salary will be $180,000, subject to normal withholdings and payroll taxes. As a result of your interim appointment to CFO, the Company will pay you a bonus equal to a $20,000 annual increase in salary prorated on an annual basis for the period of your interim service. This bonus will be paid in a lump sum at the end of your interim appointment. Our company’s pay periods run on a biweekly basis.  Your position is a salaried overtime exempt position.  This means that you are paid a guaranteed salary to perform the duties of your position, and are not eligible for overtime.
BONUS: In addition to your annual salary, you may be eligible to earn a bonus if you are continuously and actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the bonus plan, as may be amended from time to time. Bonus target for Vice Presidents of the Company have typically been set at 30% of a base salary.
EQUITY GRANT: At the sole discretion of the Company’s Compensation Committee, you may receive an annual grant of equity under the Company’s 2015 Stock Incentive Plan (or such successor plan as may be then in effect).  Such equity grants have in recent years been valued at a percentage of salary based upon position held and performance, and have been in the form of restricted stock units (“RSUs”) that vest 25% on each of the first four anniversaries of the grant date.
PERFORMANCE MANAGEMENT: Red Lion will assess your performance against defined Company, Department and Individual Goals on a regular basis. Red Lion may increase your salary and title based upon evaluation tools and other factors. It is very important to the Company that associates receive regular feedback on their work performance.
INITIAL BONUS: You received a starting bonus of $20,000 in cash, which was paid with your first paycheck. The bonus will be subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with RLHC prior to the expiration of 18 months following your start date, you will be required to reimburse the company the $20,000 starting bonus.  You authorize the company to deduct the entire amount form your final paycheck or form any other funds the company owes to you or is holding on our behalf. Should the amount exceed your final paycheck, you agree to promptly reimburse the company any remaining balance at that time. In addition, you received a grant of 5,000 RSUs upon your hire that will vest over four years in equal installments of 25% each year annually beginning on your one year anniversary. Furthermore, at your one year anniversary, you will receive an additional grant 2,500 RSUs that will thereafter vest over four years in equal installments of 25% each year annually.
BENEFITS: A benefit book was provided to you upon the commencement of your employment, describing RLHC’s benefits and eligibility requirements in detail. You also received a copy of RLHC’s Field Guide with information regarding the Company’s policies and procedures. You are eligible to participate in all standard employee benefit programs, as they may be modified from time to time, including:

◦	Medical and Dental insurance eligible the first of the month following your hire date

◦	Employee Assistance Program (EAP)

◦	Long Term Disability insurance coverage starting the first of the month following your hire date (Employer Paid)

◦	Flexible Spending Account – Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

◦	AFLAC – Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

◦	Unconditional Time Off. Paid time off to rest and for personal reasons.

◦	Conditional Time Off. Up to 30 days per calendar year due to a condition such as an illness, injury or need for bereavement leave.

◦	Participation in the RLHC 401(k) Retirement Savings Plan

◦	Direct Deposit

◦	Option to purchase shares of RLHC stock at a 15% discount through payroll deduction (ESPP)

◦	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

◦	Discounted Red Lion Family of Hotels accommodations for you and your family
PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit the required documentation, federal law prohibits us from hiring you.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLHC. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLHC either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLHC or by third parties for the benefit of RLHC.
COMPLAINT RESOLUTION: By accepting this offer with RLHC, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLHC supervisors or officers any matters which require their attention.
NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLHC is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate the employment relationship at any time, with or without cause.
BACKGROUND AND REFERENCE CHECK: RLHC has a vital interest in maintaining safe, healthy and efficient working conditions for its employees. With this in mind, employment at RLHC is contingent on your satisfactory completion of a background and reference check. (State of Montana candidates exempt.)
This letter, along with Red Lion Hotels Corporation’s Confidentiality and Proprietary Rights Agreement, contain all of the terms of your employment with RLHC, and supersedes any prior understandings or agreements, whether oral or in writing.  Red Lion Hotels Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.
David, we look forward to your continued expertise and leadership.  Please indicate your acceptance of this offer below.

Sincerely,

/s/ Gregory T. Mount
Gregory T. Mount
Chief Executive Officer

I accept the offer as stated above and will begin my interim appointment on April 11, 2016.
/s/ David Wright April 11, 2016
Signature:                                                              Date: